Exhibit 10.37

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into on December 21, 2023, by and among Lulu’s Fashion Lounge, LLC, a Delaware limited liability company (the “Company”), Lulu’s Fashion Lounge Holdings, Inc., a Delawre corporation and indirect parent of the Company (“Parent”), and Laura Deady (“Executive”).   For purposes of this Agreement, the term “Company” shall include Parent and each of its subsidiaries, including the Company, unless the context clearly indicates otherwise.

WHEREAS, Executive desires to be employed by the Company as its Chief Merchandising Officer;

WHEREAS, the Company desires to employ Executive as its Chief Merchandising Officer; and

WHEREAS, the Company and Executive desire to enter into this Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:

1.EMPLOYMENT
1.1Agreement and Term.  Executive’s employment and the term of this Agreement (the “Term”) shall commence on January 15, 2024 (the “Start Date”) and end at 11:59 p.m. on December 31, 2025 (the “Initial Term Expiration Date”), subject to earlier termination as provided in Section 3; provided, that, commencing on the Initial Term Expiration Date and on each anniversary thereafter (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period unless the Company or Executive has provided the other party hereto at least 60 days prior written notice before a particular Extension Date that the Term shall not be so extended on such Extension Date.
1.2Position and Duties; Work Location.
(a)During the Term, Executive shall serve as the Chief Merchandising Officer of the Company and Parent and shall report directly to the Chief Executive Officer of Parent (the “CEO”).  In such position, Executive shall have such duties, responsibilities and authorities as are customarily associated with such position for an officer with the same title at a similar company and shall perform such other duties, commensurate with Executive’s position, as requested by the CEO.
(b)During the Term, Executive’s principal work location shall be the Company’s office in Los Angeles, California.  Executive shall adhere to the Company’s then-current policies regarding remote and in-person work.  Executive shall be required to travel to other Company offices and/or for Company business as requested.

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1.3Outside Activities.  During the Term, Executive shall use Executive’s best efforts and devote Executive’s full business time to the performance of Executive’s duties to the Company; provided, that the foregoing shall not prevent Executive from (i) serving on the boards of directors of one (1) non-profit organization and/or one (1) for-profit company, subject to Executive receiving prior written consent of the Board of Directors of Parent (the “Board”) and CEO; (ii) participating in charitable, civic, educational, or community affairs, or (iii) managing Executive’s passive personal investments, in each case, so long as such activities, individually or in the aggregate, do not interfere or conflict with Executive’s obligations or duties hereunder or create a potential business or fiduciary conflict with Executive’s duties.
2.COMPENSATION AND BENEFITS; EXPENSES
2.1Salary.  The Company shall compensate and pay Executive a salary for Executive’s services at a rate equivalent to $450,000 per year (“Base Salary”), less payroll deductions and all required tax withholdings, which Base Salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives.  Executive shall be entitled to such increases in the Base Salary, if any, as may be determined from time to time in the discretion of the Compensation Committee (the “Compensation Committee”) of the Board.
2.2Bonus.  With respect to each fiscal year of the Company ending during the Term, and subject to the achievement of any applicable performance goals, based on corporate, business unit and/or individual performance, to be established by the Board or Compensation Committee, Executive shall be entitled to participate in the Company’s annual incentive plan, on such terms and conditions as may be established by the Board or Compensation Committee from time to time, under which Executive shall be eligible to earn an annual bonus (the “Annual Bonus”), with a target amount equal to 50% of the Base Salary (the “Target Bonus”), subject to Executive being employed with the Company on the date that the Annual Bonus is paid.  The actual bonus amount may be greater or less than the Target Bonus based on performance and pursuant to the Company’s bonus policies and plans in place at the time.  The Annual Bonus shall be paid in accordance with the Company’s customary practices.  For avoidance of doubt, Executive shall be eligible to receive “stretch” bonuses under the terms established in the Company’s annual incentive plan.
2.3Employee Benefits; Vacation.  During the Term of this Agreement, Executive shall be entitled to participate in the employee benefit plans and programs, including paid time off, made available to executives of the Company. The terms and conditions of Executive's participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be amended or modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program in accordance with the terms thereof.

2.4 Equity Awards.

(a)Initial RSU Awards
(i) At the first quarterly meeting of the Board in 2024, subject to Executive’s continued employment with the Company through the grant date, the Company will recommend to the Compensation Committee and the Board that the Executive be granted an award of 50,000 restricted stock units (“RSUs”), pursuant to the terms of the Lulu’s Fashion Lounge Holdings, Inc. Omnibus Equity Plan (the “Equity Plan”) and an individual RSU award agreement (the “Year One RSU Award”).  Provided that Executive remains employed with the Company through the applicable vesting date, the Year One RSU Award will vest as to 25% of the total underlying RSUs on the following dates: (1) March 31, 2024; (2) June 30, 2024; September 30, 2024; and (4) December 31, 2024.
(ii)At the first quarterly meeting of the Board in 2025, subject to Executive’s continued employment with the Company through the grant date, the Company will recommend to the Compensation Committee and the Board that the Executive be granted an award of 50,000 RSUs, pursuant to the terms of the Equity Plan and an individual RSU award agreement (the “Year Two RSU Award”).  Provided that Executive remains employed with the Company through the applicable vesting date, the Year Two RSU Award will vest as to 25% of the total underlying RSUs on the following dates: (1) March 31, 2025; (2) June 30, 2025; September 30, 2025; and (4) December 31, 2025.
(b)Initial PSU Awards
(i)At the first quarterly meeting of the Board in 2024, subject to Executive’s continued employment with the Company through the grant date, the Company will recommend to the Compensation Committee and the Board that the Executive be granted an award of 50,000 performance-based RSUs (“PSUs”) pursuant to the terms of the Equity Plan and an individual PSU award agreement (the “Year One PSU Award”), which shall vest as follows:

All of the PSUs underlying the Year One PSU Award will vest on the date when both of the following have occurred, provided that Executive remains employed with the Company through such date: (i) the Company files a Form 10-Q or Form 10-K with the Securities and Exchange Commission (“SEC”) indicating that the Company has trailing twelve months’ net revenue that is at least $75 million more than the Company’s net revenue in fiscal year ending December 31, 2023 (the “Base Revenue”) and (ii) the first anniversary of the Start Date has occurred.

(ii)At the first quarterly meeting of the Board in 2025, subject to Executive’s continued employment with the Company through the grant date, the Company will recommend to the Compensation Committee and the Board that the Executive be granted an award of 50,000 PSUs pursuant to the terms of the Equity Plan and an individual PSU award agreement (the “Year Two PSU Award”), which shall vest as follows:

All of the PSUs underlying the Year Two PSU Award will vest on the date when both of the following have occurred, provided that Executive remains employed with the Company through such date: (i) the Company files a Form 10-Q or Form 10-K with the SEC indicating that the Company has trailing twelve months’ net revenue that is at least $150 million more than the Base Revenue and (ii) the second anniversary of the Start Date has occurred.

(c)Additional RSU Award; Refresh Awards
(i)At the first quarterly meeting of the Board in 2024, subject to Executive’s continued employment with the Company through the grant date, the Company will recommend to the Compensation Committee and the Board that Executive be granted an award of RSUs, with the number of RSUs calculated by dividing $225,000 by the Initial Share Price (defined below), pursuant to the terms of the Equity Plan and an individual RSU award agreement (the “2024 RSU Award”). “Initial Share Price” means the volume-weighted average price of a share of Parent’s common stock over the ten (10) trading days ending with the trading day immediately preceding the grant date of the 2024 RSU Award (“10-day VWAP”), provided that (i) if the 10-day VWAP is less than $2.20, then the Initial Share Price for purposes of calculating the number of RSUs shall be $2.20 and the number of RSUs granted for this award shall be 102,273, and (ii) if the 10-day VWAP is greater than $4.50, then the Initial Share Price for purposes of calculating the number of RSUs shall be $4.50 and the number of RSUs granted for this award shall be 50,000.  Provided that Executive remains employed with the Company through the applicable vesting date, the 2024 RSU Award will vest as to one-third of the total underlying RSUs on the following dates: (1) March 10, 2025; (2) March 9, 2026; and (3) March 15, 2027.
(ii)During the Term, commencing in fiscal year 2025, Executive shall also be eligible to participate in Parent’s annual equity award refresh program for Company executives (if any), in amounts and with terms determined by the Compensation Committee and the Board in their discretion. For avoidance of doubt, Executive shall be eligible to participate in Parent’s annual equity award refresh program for fiscal year 2025 (if any) without taking into account or offsetting against the Year Two RSU Award and/or the Year Two PSU Award.
(d)Certain Adjustments.  The numbers of RSUs and PSUs and the 10-day VWAP targets described in this Section 2.4 shall be equitably adjusted to reflect any stock split, reverse stock split, recapitalization, or similar equity restructuring affecting shares of Parent’s common stock that may occur.
2.5Business Expenses.  The Company shall reimburse Executive for reasonable out-of-pocket fees and expenses incurred by Executive in the performance of Executive’s duties to the Company, including, but not limited to, reasonable travel expenses, including round-trip commercial airfare, hotel accommodations, car rental or vehicle transportation, and meals, which expenses shall be subject to such reasonable documentation requirements as may be established or required pursuant to the Company’s policies as in effect from time to time.
2.6Signing and Relocation Bonus.   Executive agrees to relocate Executive’s principal residence to the greater Los Angeles area by January 31, 2024. The Company shall pay Executive a one-time signing and relocation bonus of $100,000 (“Signing Bonus”), less payroll deductions and all required tax withholdings, which Signing Bonus shall be payable after Executive’s Start Date and no later than January 31, 2024.  Notwithstanding the foregoing, the Signing Bonus will not be earned unless and until Executive remains in continued employment with the Company through December 31, 2024.  Accordingly, in the event that the Executive resigns Executive’s employment for any reason or is terminated by the Company for Cause (as defined below) prior to December 31, 2024, the Executive shall within thirty (30) days of the Executive’s employment termination date repay the entire Signing Bonus to the Company (“Signing Bonus Repayment”).  The Company, at its option, shall have the automatic right to offset any compensation owed to the Executive as of the Executive’s employment termination date against the Signing Bonus Repayment, in order to recoup the same, and Executive agrees to cooperate with the Company in executing any agreements necessary to effect such offset.
2.7Temporary Housing. The Company will reimburse Executive for up to three (3) months of Executive’s temporary housing expenses in Los Angeles to assist Executive in her relocation. Housing shall be selected by Executive and shall be at a reasonable expense as agreed upon by Executive and the Company. Executive shall be required to submit receipts in accordance with Company policy prior to reimbursement.
3.TERMINATION
3.1Notice of Termination.  With the exception of termination of Executive’s employment due to Executive’s death, any purported termination of Executive’s employment by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written Notice of Termination (as defined below) to the other party.  For purposes of this Agreement, “Notice of Termination” means a dated notice that: (i) indicates the specific termination provision in this Agreement relied upon; (ii) is given in the manner specified in Section 5.2; and (iii) specifies a Termination Date, which may be the date of the notice, and “Termination Date” means the date specified in the Notice of Termination; provided that in the event of a termination by Executive without Good Reason (as defined below), the Termination Date shall not be less than sixty (60) days after such notice, unless otherwise agreed to by the parties.  For the avoidance of doubt, the Term shall end on the Termination Date.
3.2Termination If Executive’s employment and the Term is terminated by the Company or by Executive, other than by reason of Executive’s death or Disability, by the Company without Cause, or by the Executive for Good Reason, Executive shall be entitled to receive: (i) Executive’s earned but unpaid Base Salary through the Termination Date; (ii) an amount for reimbursement, paid within 30 days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed reasonable business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 2.5 and in accordance with Company policy; and (iii) such employee benefits, if any, to which Executive or Executive’s dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs.
3.3Termination Due to Death or Disability.  If Executive’s employment and the Term is terminated by reason of Executive’s death or Disability, Executive or Executive’s estate shall be entitled to receive: (i) Executive’s earned but unpaid Base Salary through the Termination Date; (ii) an amount for reimbursement, paid within 30 days following submission by Executive (or if applicable, Executive’s estate) to the Company of appropriate supporting documentation for any unreimbursed reasonable business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 2.5 and in accordance with Company policy; (iii) any Annual Bonus earned but unpaid with respect to a performance period ending on or preceding the date of termination; and (iv) such employee benefits, if any, to which Executive (or, if applicable, Executive’s estate) or Executive’s dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs.  For purposes of this Agreement, “Disability” means Executive is unable to perform the essential functions of Executive’s position with substantially the same level of quality as immediately prior to such incapacity by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last for a period of 90 or more consecutive days or one hundred and 120 days during any consecutive six-month period, as determined by a physician to be selected by the Company and approved by Executive, such approval not to be unreasonably delayed or withheld.
3.4Termination or Non-Renewal by the Company without Cause or by Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), by the Company not renewing the Term pursuant to Section 1.1 without Cause, or by Executive for Good Reason, then, subject to Executive’s continued compliance with this Agreement and Executive’s execution, delivery and non-revocation of a fully effective release of all claims against the Company  in substantially the form attached as Appendix A hereto  (the “Release”) within the 40-day period following the date of the termination of Executive’s employment (the “Release Requirement”), Executive shall be entitled to the following severance benefits, in addition to the Accrued Rights:
(a)Executive’s then-current Base Salary for a period of six (6) months following the Termination Date in accordance with the Company’s regular payroll practices (the “Salary Continuation”), beginning on the first payroll date following the date the Release Requirement is satisfied, and with the first installment including any amounts that would have been paid had the Release Requirement been satisfied on the Termination Date. Notwithstanding the foregoing, (i) if Executive begins to provide services to another person or entity as an employee or independent contractor within six (6) months following the Termination Date (a “New Engagement”), Executive must provide prompt notice to the Company of such New Engagement, and inform the Company of Executive’s new annualized or monthly gross wage rate under the New Engagement; and (ii) any remaining portion of the Salary Continuation payments shall be reduced (to as low as zero) by the amount of gross earnings that the Company determines, in its sole discretion, that Executive will receive from the New Engagement over the remainder of the Salary Continuation period; and
(b)subject to Executive timely electing COBRA coverage, the Company shall reimburse Executive for Executive’s monthly COBRA premiums for a period beginning on the Termination Date and ending on the earlier of (1) the first anniversary of the Termination Date or (2) the date of New Engagement.

For purposes of this Agreement, “Cause” shall mean Executive’s: (A) conviction of, or plea of no contest to, a felony or other crime of moral turpitude or involving dishonesty, or commission of any other act or omission involving misappropriation, unethical business conduct, fraud, or breach of fiduciary duty or  duty of loyalty; (B) performance of Executive’s duties (other than duties to attend and participate in business or work events where alcohol is served) under the influence of alcohol; any repeated drunkenness at such events  or any other repeated drunkenness whether or not in the performance of Executive’s duties, that is, or could reasonably be expected to cause the Company public disgrace or disrepute or economic harm; (C) use of illegal drugs (whether or not at the workplace) that could reasonably be expected to, or that does, cause the Company public disgrace or disrepute or economic harm; (D) willful failure to perform duties as reasonably directed by the Board or CEO, which if curable, is not cured within 15 days after written notice thereof to Executive; (E) gross negligence or willful misconduct with respect to the Company or in the performance of Executive’s duties to the Company; (F) obtaining any personal profits not thoroughly disclosed to and approved by the Board or CEO, as applicable, in connection with any transaction entered into by, or on behalf of the Company; (G) materially violating any of the terms of the Company’s established rules or policies which, if curable, is not cured within 15 days after written notice thereof to Executive; (H) misrepresenting or failing to disclose a material fact to the Company regarding Executive’s work history or personal background; (I) any misconduct that is disruptive or distracting to the Company, which, if curable, is not cured within 15 days after written notice thereof to Executive; or (J) any other material breach of this Agreement or any other agreement between Executive and the Company which, if curable, is not cured within 15 days after written notice thereof to Executive. For the avoidance of doubt, “Cause” does not include any failure to achieve any financial performance targets.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent during the Term: (i) a material decrease in Executive’s Base Salary (other than as part of an across-the-board base salary reduction of 10% or less applicable to all similarly-situated employees of the Company) or Target Bonus opportunity; (ii) a material breach by the Company of the material terms of this Agreement or any agreement between Executive and the Company pursuant to which Executive has been issued equity awards; (iii) any material diminution or material adverse change in Executive’s titles, duties, responsibilities or authorities; or (iv) requiring Executive to relocate to an office more than fifty (50) miles from the Company’s Los Angeles office as of the Effective Date. Good Reason shall not occur unless Executive provides a detailed written notice to the Company of any fact or circumstance believed by Executive to constitute Good Reason within 30 days following the occurrence of such fact or circumstance, the Company is given at least 30 days to cure such fact or circumstance, and Executive terminates Executive’s employment immediately following such 30 day cure period in the event the Company fails to cure such fact or circumstance.

3.5No Other Benefits Upon Termination.  Except as provided in the applicable subsection of this Section 3 hereof, and except for any vested benefits under any tax qualified retirement plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations upon the termination of Executive’s employment with the Company.
3.6Cooperation with Company after Termination of Employment.  Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work on behalf of the Company including, but not limited to, the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.  The Company shall reimburse Executive for any reasonable out-of-pocket expenses Executive incurs in performing any work on behalf of the Company following the Termination Date.

4.NON-SOLICITATION
4.1Non-Solicitation. Executive understands that during Executive’s employment with the Company, Executive will have access to and obtain knowledge of the Confidential Information (as defined in 4.3).  In addition, Executive understands and agrees that the business of the Company will be disrupted, damaged, and/or otherwise harmed by the unfair “raiding” of Company employees and independent contractors. Therefore, Executive agrees that Executive shall not, directly or indirectly, during the Term and for the 12-month period following the Termination Date, (i) solicit or attempt to solicit any employee or individual who was an employee within the six-month period immediately prior thereto to terminate or otherwise alter Executive’s employment with the Company; or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or alter in a manner adverse to the Company such independent contractor’s relationship with the Company. Notwithstanding the foregoing, the provisions of this Section 4.1 shall not be violated by general advertising or solicitation not targeted at Company-related persons or entities.
4.2Non-Disparagement.  During the Term and thereafter, Executive agrees that Executive will not, at any time, make or encourage others to make, directly or indirectly, any oral or written statements that are disparaging or defamatory of the Company, its products, services, customers or suppliers, or any of its present or former officers, directors or employees. Additionally, the Company agrees that its officers and members of the Board will not, at any time, make or encourage others to make, directly or indirectly, any oral or written statements that are disparaging or defamatory of Executive.   Notwithstanding the foregoing, this Section 4.2 shall not preclude Executive or the Company from (i) making any truthful statement as expressly provided by Section 4.3; (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that either party has a reason to believe is unlawful; (iii) to the extent required or protected by law, subpoena, court order or legal process; (iv) to a government agency or other governmental or regulatory authority; (v) in the course of any legal, arbitral or regulatory proceeding; or (vi) in connection with an internal investigation by the Company regarding unlawful acts in the workplace.
4.3Confidential Information.  Executive acknowledges and agrees that all information regarding the Company or the activity of any member of the Company that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, including without limitation information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company (the “Confidential Information”) is established at great expense and protected as confidential information and provides the Company with a substantial competitive advantage in conducting its business.  Executive further acknowledges and agrees that by virtue of Executive’s employment with the Company, Executive will have access to, and will be entrusted with Confidential Information, and that the Company would suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company.  Therefore, Executive agrees that during the Term and at all times thereafter, Executive will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions.  Nothing in this Agreement prohibits or restricts Executive from (i) initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation; or (ii) disclosing information and documents to Executive’s attorney, financial or tax advisors and other professional advisors who are bound by obligations of confidentiality.  Executive shall deliver to the Company at the termination of Executive’s employment and the Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company which Executive may then possess or have under Executive’s control.  In addition, Executive agrees that, notwithstanding the foregoing, to the extent Executive is compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, Executive shall, to the extent legally permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive’s disclosure of any such information, so that the Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action.  Executive cannot be held criminally or civilly liable under any federal or state law (including trade secret laws) for disclosing a trade secret or confidential information (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding.  Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets or confidential information by unauthorized means.  Nothing in this Agreement (A) limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity; or (B) requires Executive to notify the Company or any member of the Company about such communication.
4.4Intellectual Property.
(a)If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment with any member of the Company and within the scope of such employment, relating to the business of the Company and/or with the use of any the Company resources or Confidential Information (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, and agrees to assign, transfer and convey, all rights, title, interest and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company (or as otherwise directed by the Company) to the extent ownership of any such rights does not vest originally in the Company.  Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that Executive now has or may hereafter have for infringement of any and all Company Works.  Any assignment of Company Works includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”).  To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
(b)Subject to the requirements of applicable state law, if any, Company Works will not include, and the provisions of this Agreement requiring assignment of Company Works to the Company do not apply to, any Company Work which qualifies fully for exclusion under the provisions of applicable state law.  In order to assist in the determination of which inventions qualify for such exclusion, Executive will advise the Company promptly in writing, during and for a period of 12 months immediately following the Term, of all inventions solely or jointly conceived or developed or reduced to practice by Executing during the Term.
(c)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
(d)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
4.5Reasonable Limitation and Severability; Injunctive Relief.  The parties agree that the above restrictions are (i) reasonable given Executive’s role with the Company, and are necessary to protect the interests of the Company; and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever.  The parties further agree that any invalidity or unenforceability of any one or more of such restrictions contained in this Section 4 shall not render invalid or unenforceable any remaining restrictions contained in this Section 4.  Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 4 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach would be inadequate and the Company would suffer significant harm and irreparable damages as a result of a breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, in addition to an award of its attorney’s fees incurred in enforcing its rights hereunder.  The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.  So that the Company may enjoy the full benefit of the covenants contained in this Section 4, Executive further agrees that the restricted period shall be tolled, and shall not run, during the period of any breach by Executive of any of the covenants contained in this Section 4.  It is also agreed that each member of the Company shall have the right to enforce all of Executive’s obligations to that member of the Company under this Agreement, including without limitation pursuant to this Section 4.  Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of Executive’s employment or other relationship with the Company, shall operate to excuse Executive from the performance of Executive’s obligations under this Section 4.
5.GENERAL PROVISIONS.
5.1Assignment; Successors.  This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
5.2Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:Lulu’s Fashion Lounge, LLC

195 Humboldt Avenue

Chico, CA 95928

With copies to:Akerman LLP

To Executive:Laura Deady

5.3Amendment and Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.
5.4Non-Waiver of Breach.  No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.
5.5Severability.  In the event that any provision or portion of this Agreement, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
5.6Governing Law and Agreement to Arbitrate.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (without regard to its choice of law provisions). The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including its own legal fees and expenses. The parties irrevocably consent to the jurisdiction of, and venue in, the state and federal courts in the State of California, with respect to any matters pertaining to, or arising from, this Agreement, the Executive’s equity awards or the Executive’s employment by the Company. The Parties acknowledge that as part of this Agreement and in exchange for valid consideration described above, they have mutually agreed to submit to arbitration any future disputes between them and/or between Executive and any of the Releasees, with respect to any matters pertaining to, or arising from, this Agreement, the Executive’s equity awards or the Executive’s employment by the Company. Notwithstanding the above, the Parties may seek temporary or preliminary injunctive or equitable relief from a court, after which the dispute shall be decided through arbitration.
(a)Arbitration Procedure. Any arbitration arising out of or related to this Agreement will be filed with and conducted by JAMS.  The arbitration shall be held at the closest office of JAMS to where Executive does/did report to work or at a location mutually agreed to by the parties to the arbitration.  The arbitration will be conducted pursuant to the JAMS Employment Arbitration Rules and Procedures (“Rules”) in effect at the time the demand for arbitration is filed.  Executive understands that she may obtain a copy of the most current Rules by visiting JAMS’ website, currently located at http://www.jamsadr.com/rules-employment-arbitration/, or by sending a written request to legal@lulus.com. If JAMS is unable or unwilling to accept the matter for any reason, the parties to the arbitration will submit the matter to a comparable arbitration service, which will apply the then-current Rules unless otherwise agreed to by the parties to the arbitration.  Arbitration shall be initiated and all Claims shall be decided by a single, neutral arbitrator.  The arbitrator shall issue a written and signed decision within thirty (30) days of the deadline for submission of post-hearing briefs.  The arbitrator’s award shall be final and binding and shall contain the essential findings of fact and conclusions of law on which the decision is based.  Judgment upon the award may be entered, and enforcement may be sought, in any court of competent jurisdiction.
5.7Waiver of Jury Trial.  The parties each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise.
5.8Entire Agreement.  This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.
5.9Headings.  Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.
5.10Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
5.11Taxes.
(a)The Company may withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings in accordance with applicable law and considering the location of the Executive’s residence and the location in which Executive performs Executive’s duties for the Company.  The Company makes no representation about the tax treatment or impact of any payment(s) hereunder.
(b)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and other guidance promulgated thereunder, “Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything herein to the contrary: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separately identified payment for purposes of Section 409A.  Notwithstanding anything to the contrary herein, to the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) may not be liquidated or exchanged for other payments or benefits, and during any one year may not affect amounts reimbursable or provided in any subsequent year.  Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.
(c)In the event that it is determined that any payment or distribution of any type to or for Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.  If the Total Payments must be reduced as provided in the previous paragraph, the reduction shall occur in the following order (on a pro rata basis among payments or benefits within categories, except as provided below):  (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) reduction of any continued employee benefits and (4) cancellation of any accelerated vesting of equity awards.  In selecting the equity awards (if any) for which vesting will be reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  Executive and the Company shall furnish such documentation and documents as may be necessary for the Company’s independent external accountants to perform the requisite Code Section 280G computations and analysis.  The Company shall bear the costs of performing any calculations contemplated by this Section 5.11.

5.12Clawback.  Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled or required by law, the Company’s policy (the “Clawback Policy”) or the requirements of an exchange on which the Company’s or its parent’s shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company.  Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of Executive.
5.7Return of Property.  Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control that contain Confidential Information or otherwise relate to the business of the Company, and cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware, and shall otherwise return to the Company all property of the Company.
5.8No Conflict
and Representation. Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by an employment agreement, non-compete agreement, non-solicit agreement or confidentiality agreement with any other Person which would interfere in any material respect with the performance of Executive’s duties hereunder; and (iii) Executive has been individually represented by independent counsel in negotiating the terms of this agreement.

5.15 Survival.  Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of Sections 4 and 5 of this Agreement, shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed on the date and year first written above.

COMPANY By: _________________________ Name: Crystal Landsem Title: Chief Executive Officer

PARENT

By: _________________________

Name: Crystal Landsem

Title: Chief Executive Officer

EXECUTIVE

_________________________

Laura Deady

Appendix A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Laura Deady  (“Executive”) and Lulu’s Fashion Lounge, LLC (together with its parents, subsidiaries, and any successor(s) thereto, the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into an Employment Agreement, dated as of [DATE] (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective [DATE], the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one of its affiliates, Executive’s right to vested benefits under any employee benefit plan of the Company or one of its affiliates, or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 3.4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.Severance Payments and Benefits; Salary and Benefits.  The Company agrees to provide Executive with the severance payments and benefits described in Section 3.4 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement.  In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive the Accrued Rights (as defined in the Employment Agreement), subject to and in accordance with the terms of the Employment Agreement.

2.Release of Claims.  Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns, each in their capacity as such, (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act;  the Sarbanes-Oxley Act of 2002; the California Consumer Credit Reporting Agencies Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California WARN Act; the California Labor Code; California Business & Professions Code Section 17200; the California Family Military Leave Law; and California Military and Veterans Code;1

(e)any and all claims for violation of the federal or any state constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to: Executive's right to file for California unemployment or disability insurance benefits, to seek indemnity under California Labor Code Section 2802; Executive's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive's release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company's group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive's employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive's right under applicable law and any Retained Claims. This release further does not prevent Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

Executive represents that as of the Effective Date of this Agreement, Executive has been paid all wages and/or salary earned and all accrued and unpaid vacation, and that Executive has accurately reported all hours worked, and is unaware of any pending lawsuit, claim, charge or complaint filed by Executive or on Executive's behalf against the Releasees, or any of them.  Executive further represents that Executive (i) has reported to the Company any and all work-related injuries incurred during employment; (ii) the Company properly provided any leave of absence because of Executive or a family member’s health condition and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iii) Executive has provided the Company with written notice of any and all concerns regarding suspected bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission (“SEC”), any violation of federal law, or any violation of the Company’s Code of Business Conduct, or any other ethical and compliance issues or violations on the part of the Company or any released person or entity.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3.[IF EXECUTIVE IS 40 YEARS OR OLDER AT TIME OF SEPARATION] Acknowledgment of Waiver of Claims under ADEA.  Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement.  Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further understands and acknowledges that Executive has been advised by this writing that:  (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.Notice; Governing Law; Counterparts.  This Agreement shall be subject to the provisions of Sections 5.2, 5.6, and 5.10 of the Employment Agreement.

7.Effective Date.  Executive has seven days after Executive has signed this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date.

8.Trade Secrets; Whistleblower Protections.  In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Employment Agreement, or any other agreement between Executive and the Company or any of its subsidiaries in effect as of the date Executive receives this Agreement (together, the “Subject Documents”): (a) Executive will not be in breach of the Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or releases or restrains Executive’s right to receive an award for information provided to any such government agencies.  Furthermore, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

9.Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees, except as otherwise provided in this Agreement.  Executive acknowledges that: (a) Executive has read this Agreement and has been provided a reasonable time period of not less than five business days to review the document; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: _____________	EXECUTIVE Laura Deady

COMPANY
Dated:	By: Name: Title: